Exhibit (a)(1)(E)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred share purchase rights)

of

BEI Technologies, Inc.

by

Beacon Purchaser Corporation,

an indirect wholly owned subsidiary of

Schneider Electric SA

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, AUGUST 30, 2005, UNLESS THE OFFER IS EXTENDED.

August 3, 2005

To Our Clients:

        Enclosed for your consideration is the Offer to Purchase, dated August 3, 2005 (the "Offer to Purchase"), and a related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Beacon Purchaser Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Schneider Electric SA, a societé anonyme organized under the laws of the Republic of France ("Parent"), to purchase all issued and outstanding shares of common stock, par value $.001 per share (including the associated Company Rights, as defined in the Offer to Purchase, the "Shares"), of BEI Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith.

        We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

  1.
  The offer price is $35.00 per Share, net to you in cash, without interest thereon.

  2.
  The Offer is being made for all issued and outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 21, 2005 (the "Merger Agreement"), by and among Parent, Purchaser and the Company, pursuant to which, as soon as practicable after consummation of the Offer and satisfaction or waiver of all conditions to the Merger (as defined below), Purchaser will be merged with and into the Company with the Company surviving the merger as an indirect wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share will be canceled and (other than Shares held (i) by the Company or any wholly owned subsidiary of the Company or in the treasury of the Company, (ii) by Parent or any of its wholly owned subsidiaries, including Purchaser, and (iii) by dissenting stockholders) converted into the right to receive $35.00 per Share, net to the seller in cash, or any higher price per Share paid pursuant to the Offer (such price being referred to herein as the "Offer Price"), payable to the holder thereof without interest.

  4.
  The Company's board of directors unanimously (1) has determined that the Offer is fair to, and in the best interests of, the Company's stockholders, and (2) recommends that the Company's stockholders accept the Offer.

  5.
  As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, certain stockholders of the Company (each a "Covered Person" and, collectively, the "Covered Persons"), who collectively hold shares representing approximately 21% of the Shares outstanding as of the date of the Merger Agreement, each entered into a transaction support agreement ("Transaction Support Agreement") with Parent and Purchaser. Pursuant to each Transaction Support Agreement, each of the Covered Persons has agreed to tender into the Offer (i) within five business days following commencement of the Offer, all Shares beneficially owned by such Covered Person, other than any unvested restricted Shares held by such Covered Person and (ii) promptly following the exercise of any stock options or the lapsing of applicable restrictions on transfer of formerly restricted Shares, any Shares acquired by exercise of such options or any Shares on which restrictions have lapsed, as applicable. Each Covered Person has also agreed not to withdraw any Shares so tendered unless (i) the Offer is terminated or has expired without Purchaser purchasing all tendered Shares or (ii) the applicable Transaction Support Agreement shall have terminated in accordance with its terms.

  6.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, August 30, 2005 (the "Expiration Date"), unless the Offer is extended.

  7.
  Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the "Important Tax Information" section of the Letter of Transmittal.

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn by the Expiration Date (as defined in the Offer to Purchase) that number of Shares which represents a majority of the Shares outstanding (on a fully diluted basis) on the Expiration Date (the "Minimum Condition"), (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) the obtaining of required final clearances under the competition laws of Germany and Austria, (4) confirmation from the Defense Security Service of the United States Department of Defense that a specified security clearance of the Company will remain in effect without the imposition by the Defense Security Service of security arrangements more burdensome than certain agreed arrangements, (5) completion of review by the Committee on Foreign Investment in the United States with no action having been taken by the President of the United States to prevent completion of Parent's acquisition of the Company and (6) the expiration or termination of any applicable waiting period, or confirmation that there will be no further review, under the United States International Traffic in Arms Regulations. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase. The Offer is not subject to a financing condition.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of such shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us also is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us sufficiently before the Expiration Date to permit us to submit a tender on your behalf prior to the Expiration Date.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(including the associated preferred share purchase rights)

of

BEI Technologies, Inc.

by

Beacon Purchaser Corporation,

an indirect wholly owned subsidiary of
Schneider Electric SA

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated August 3, 2005, and the related Letter of Transmittal, in connection with the offer by Beacon Purchaser Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Schneider Electric SA, a societé anonyme organized under the laws of the Republic of France ("Parent"), to purchase all issued and outstanding shares of common stock, par value $.001 per share (including the Company Rights, as defined in the Offer to Purchase, the "Shares"), of BEI Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        Number of Shares to Be Tendered:                                                       *

        Account Number:

SIGN HERE
Dated: , 2005
Signature(s)

Print Name(s) and Address(es)

Area Code and Telephone Number(s)
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.